Tompkins Financial Corporation 8-K

 EXHIBIT 99.1

For more information contact:

Stephen S. Romaine, President & CEO

Francis M. Fetsko, Executive VP, CFO & COO

Tompkins Financial Corporation (888) 503-5753

For Immediate Release

Friday, April 30, 2021

Tompkins Financial Corporation Reports Record First Quarter Earnings

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)

Tompkins Financial Corporation reported diluted earnings per share of $1.72 for the first quarter of 2021, 224.5% over the first quarter of 2020. Net income was $25.6 million for the first quarter of 2021, an increase of 222.4% from the $7.9 million reported for the same period in 2020.

President and CEO, Mr. Stephen Romaine commented, “We are extremely pleased to start off 2021 with record quarterly earnings. Results for the quarter, when compared to the same period last year, reflected favorable revenue trends for all three business lines, including increased net interest income, increased insurance commissions, and increased investment services fees. At the same time, expenses for the quarter were down from the same quarter last year. Growth comparisons to the previous year are significantly impacted by the change in provision for credit losses from a $16.3 million expense in the first quarter of 2020, compared to a $2.5 million credit in the first quarter of 2021. The provision for the first quarter of 2020 reflected the highly uncertain economic conditions related to the onset of the COVID-19 pandemic and economic forecasts and other model assumptions relied upon by management in determining the allowance.”

SELECTED HIGHLIGHTS FOR THE FIRST QUARTER:

•	Diluted earnings per share of $1.72 represents the best quarter in the Company’s history, and is up 224.5% over the same period in 2020.

•	Provision for credit losses was a $2.5 million credit for the first quarter of 2021, compared to an expense of $16.3 million for the same period last year.

•	Total loans of $5.3 billion at March 31, 2021 were up $355.0 million, or 7.2% over March 31, 2020. Loan growth over the prior period includes a $370.0 million increase related to loans originated under the Small Business Association (SBA) Paycheck Protection Program (PPP).

•	Total deposits of $6.9 billion at March 31, 2021, an increase of $1.5 billion, or 28.4% over March 31, 2020.

NET INTEREST INCOME

Net interest income was $55.0 million for the first quarter of 2021, up from $53.0 million for the same period in 2020, and down from $57.8 million for the most recent prior quarter. Net interest income for the current quarter included $2.8 million of net deferred loan fees associated with PPP loans, compared to net deferred loan fees of $4.5 million in the fourth quarter of 2020. There were no net deferred loan fees related to PPP loans in the first quarter of 2020. Net interest income in the first quarter of 2021 also benefited from lower rates paid on deposit products due to lower market interest rates.

Average loans for the quarter ended March 31, 2021 were up $377.3 million, or 7.7% compared to the same period in 2020. The increase in average loans was mainly in commercial loans, driven largely by PPP loans and commercial real estate loans. Asset yields for the quarter ended March 31, 2021, were down 84 basis points compared to the quarter ended March 31, 2020, which reflects the impact of reductions in market interest rates over the past twelve months as well as the increase in average securities and average interest bearing balances due from banks. While PPP loans were a significant contributor to average loan growth, increases in commercial real estate and residential loans were up 5.6% and 1.7%, respectively, over the same period in the prior year.

Average total deposits for the first quarter of 2021 were up $1.3 billion, or 25.4% compared to the same period in 2020. Average noninterest bearing deposits for the three months ended March 31, 2021 were up $540.0 million or 38.3% compared to the three months ended March 31, 2020. Average deposit balances during the first quarter of 2021 benefited from PPP loan originations, the majority of which were deposited in Tompkins checking accounts. For the first quarter of 2021, the average rate paid on interest-bearing deposit products decreased by 47 basis points from the same period in 2020 due to the overall decline in market interest rates. The total cost of interest-bearing liabilities was 0.38% at March 31, 2021, a decline of 54 basis points from March 31, 2020.

Net interest margin was 3.01% for the first quarter of 2021, compared to 3.44% reported for the same period in 2020, and 3.12% for the fourth quarter of 2020.

NONINTEREST INCOME

Noninterest income of $20.0 million was up 5.4% compared to the same period in 2020. Growth over the same quarter last year was supported by a 13.9% increase in insurance commissions and fees, an 11.2% increase in investment services income, and a 9.2% increase in card services income. These increases were partially offset by lower deposit fees and lower gains on securities transactions. Noninterest income represented 26.6% of total revenues for the first quarter of 2021.

NONINTEREST EXPENSE

Noninterest expense was $45.2 million for the first quarter of 2021, down $549,000, or 1.2%, from the first quarter of 2020. Salaries and employee benefits were relatively flat when compared to the same quarter last year. The decrease in noninterest expense for the first quarter of 2021 was primarily attributable to lower marketing expenses, which were down $447,000 from the first quarter of 2020.

INCOME TAX EXPENSE

The Company’s effective tax rate was 20.7% for the first quarter of 2021, compared to 19.4% for the same period in 2020.

ASSET QUALITY

Provision for credit losses for the first quarter of 2021 was a credit of $2.5 million compared to an expense of $16.3 million for the same period in 2020. Net recoveries for the quarter ended March 31, 2021 were $180,000 compared to charge-offs of $1.2 million reported for the same period in 2020.

The allowance for credit losses represented 0.93% of total loans and leases at March 31, 2021, down from 1.06% at March 31, 2020, and 0.98% at December 31, 2020. Nonperforming loans and leases totaled $47.7 million at March 31, 2021, compared to $30.7 million at March 31, 2020, and $45.8 million at December 31, 2020. The ratio of the allowance to total nonperforming loans and leases was 103.38% at March 31, 2021, down compared to 170.74% at March 31, 2020, and 112.87% at December 31, 2020. Nonperforming assets represented 0.59% of total assets at March 31, 2021, up from 0.46% at March 31, 2020, and down from 0.60% at December 31, 2020.

Special Mention and Substandard loans and leases totaled $185.2 million at March 31, 2021, up compared to the $90.0 million at March 31, 2020, and down compared to the $189.9 million reported at December 31, 2020. Total Substandard loans and leases of $68.5 million at March 31, 2021, were in line with December 31, 2020, and up compared to the $52.9 million reported at March 31, 2020. The increases in nonperforming loans and leases and Substandard loans compared to prior year, were mainly related to the downgrades of credits in the loan portfolio related to the hospitality industry, which was significantly impacted by the COVID-19 pandemic. Included in the nonperforming loans and leases and Substandard loans and leases are 12 loans totaling $35.5 million that are currently in deferral status.

During 2020 and 2021, overall credit quality has been supported by several plans initiated by the Company in response to the COVID-19 pandemic. As previously announced, Tompkins initiated and participated in a number of credit initiatives to support customers who have been impacted by the economic conditions associated with the COVID-19 pandemic. The Company implemented a payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19. As of March 31, 2021, total loans that continued in a deferral status amounted to approximately $195.6 million, representing 3.7% of total loans.

As previously noted, the Company participated in the PPP, which provides SBA borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related expenses and certain other eligible business operating costs, all in accordance with the rules and regulations established by the SBA. The Company began accepting applications for PPP loans on April 3, 2020, and had funded 2,998 loans totaling approximately $465.6 million when the initial program ended. As of April 10, 2021, approximately 2,314 of these PPP loans totaling $300.8 million had been forgiven by the SBA under the terms of the PPP program.

In addition, on January 19, 2021, the Company began accepting both first draw and second draw applications for the reopening of the PPP program. As of April 10, 2021, the Company had submitted 2,013 applications totaling $223.4 million to the SBA, of which 1,919 applications totaling $215.9 million had been approved by the SBA and disbursed to customers.

CAPITAL POSITION

Capital ratios at March 31, 2021 remained well above the regulatory minimums for well-capitalized institutions. The ratio of Total Capital to Risk-Weighted Assets improved to 14.62% at March 31, 2021, up from 13.62% at March 31, 2020, and 14.39% at December 31, 2020. The ratio of Tier 1 capital to average assets was 8.89% at March 31, 2021, compared to 9.53% at March 31, 2020, and 8.75% at December 31, 2020.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, and Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Examples of forward-looking statements in this press release include, without limitation, those regarding the novel coronavirus (COVID-19) and our plans in response to the coronavirus. Forward-looking statements may be identified by use of such words as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “plan”, or “anticipate”, and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements. The following factors, in addition to those listed as Risk Factors in Item 1A of our Annual Reports on Form 10- K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; the severity and duration of the COVID-19 pandemic and the impact of COVID-19 (including the government’s response thereto) on economic and financial markets, potential regulatory actions, and modifications to our operations, products, and services relating thereto; disruptions in our and our customers’ operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, government-imposed travel/business restrictions, or outbreaks of infectious diseases such as the coronavirus, and the associated adverse impact on our financial position, liquidity, and our customers’ abilities to repay their obligations to us or willingness to obtain financial services products from the Company; the development of an interest rate environment that may adversely affect the Company’s interest rate spread, other income or cash flow anticipated from the Company’s operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act, Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; legislative and regulatory changes in response to COVID-19 with which we and our subsidiaries must comply, including the CARES Act and the Consolidated Appropriations Act, 2021 and the rules and regulations promulgated thereunder, and state and local government mandates; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; uncertainties arising from national and global events, including the potential impact of widespread protests, civil unrest, and political uncertainty on the economy and the financial services industry; and financial resources in the amounts, at the times and on the terms required to support the Company’s future businesses. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share and per share data)	As of	As of
ASSETS	03/31/2021	12/31/2020

Cash and noninterest bearing balances due from banks	$20,482	$21,245
Interest bearing balances due from banks	497,943	367,217
Cash and Cash Equivalents	518,425	388,462
Available-for-sale debt securities, at fair value (amortized cost of $1,941,284 at March 31, 2021 and $1,599,894 at December 31, 2020)	1,934,815	1,627,193
Equity securities, at fair value (amortized cost $916 at March 31, 2021 and $929 at December 31, 2020)	916	929
Total loans and leases, net of unearned income and deferred costs and fees	5,292,793	5,260,327
Less: Allowance for credit losses	49,339	51,669
Net Loans and Leases	5,243,454	5,208,658
Federal Home Loan Bank and other stock	16,382	16,382
Bank premises and equipment, net	87,518	88,709
Corporate owned life insurance	85,157	84,736
Goodwill	92,447	92,447
Other intangible assets, net	4,601	4,905
Accrued interest and other assets	111,627	109,750
Total Assets	$8,095,342	$7,622,171
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	4,135,067	3,761,933
Time	749,792	746,234
Noninterest bearing	2,061,682	1,929,585
Total Deposits	6,946,541	6,437,752
Federal funds purchased and securities sold under agreements to repurchase	47,496	65,845
Other borrowings	265,000	265,000
Trust preferred debentures	13,260	13,220
Other liabilities	113,109	122,665
Total Liabilities	$7,385,406	$6,904,482
EQUITY
Tompkins Financial Corporation shareholders' equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,942,695 at March 31, 2021; and 14,964,389 at December 31, 2020	1,494	1,496
Additional paid-in capital	333,247	333,976
Retained earnings	435,990	418,413
Accumulated other comprehensive loss	(56,950)	(32,074)
Treasury stock, at cost – 118,454 shares at March 31, 2021, and 124,849 shares at December 31, 2020	(5,288)	(5,534)
Total Tompkins Financial Corporation Shareholders’ Equity	708,493	716,277
Noncontrolling interests	1,443	1,412
Total Equity	$709,936	$717,689
Total Liabilities and Equity	$8,095,342	$7,622,171

TOMPKINS FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) (Unaudited)	Three Months Ended
	03/31/2021	03/31/2020
INTEREST AND DIVIDEND INCOME
Loans	$54,206	$55,614
Due from banks	85	6
Available-for-sale debt securities	5,250	7,144
Federal Home Loan Bank and other stock	213	435
Total Interest and Dividend Income	59,754	$63,199
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	639	843
Other deposits	2,511	6,356
Federal funds purchased and securities sold under agreements to repurchase	16	36
Trust preferred debentures	175	289
Other borrowings	1,376	2,706
Total Interest Expense	4,717	10,230
Net Interest Income	55,037	52,969
Less: (Credit) provision for credit loss expense	(2,510)	16,294
Net Interest Income After Provision for Credit Loss Expense	57,547	36,675
NONINTEREST INCOME
Insurance commissions and fees	9,166	8,045
Investment services income	4,673	4,202
Service charges on deposit accounts	1,470	1,983
Card services income	2,383	2,183
Other income	1,974	2,104
Net gain on securities transactions	317	443
Total Noninterest Income	19,983	18,960
NONINTEREST EXPENSE
Salaries and wages	22,660	22,494
Other employee benefits	5,484	5,684
Net occupancy expense of premises	3,462	3,328
Furniture and fixture expense	1,950	1,985
Amortization of intangible assets	330	374
Other operating expense	11,305	11,875
Total Noninterest Expenses	45,191	45,740
Income Before Income Tax Expense	32,339	9,895
Income Tax Expense	6,680	1,909
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	25,659	7,986
Less: Net Income Attributable to Noncontrolling Interests	33	37
Net Income Attributable to Tompkins Financial Corporation	$25,626	7,949
Basic Earnings Per Share	$1.73	$0.53
Diluted Earnings Per Share	$1.72	$0.53

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Quarter Ended			Quarter Ended
	March 31, 2021			March 31, 2020
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	(QTD)	Interest	Yield/Rate	(QTD)	Interest	Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$408,642	$85	0.08%	$1,525	$6	1.58%
Securities (1)
U.S. Government securities	1,635,143	4,612	1.14%	1,194,754	6,576	2.21%
State and municipal (2)	120,959	775	2.60%	97,480	666	2.75%
Other securities (2)	3,425	23	2.75%	3,422	36	4.23%
Total securities	1,759,527	5,410	1.25%	1,295,656	7,278	2.26%
FHLBNY and FRB stock	16,382	213	5.27%	26,558	435	6.59%
Total loans and leases, net of unearned income (2)(3)	5,291,295	54,454	4.17%	4,914,034	55,906	4.58%
Total interest-earning assets	7,475,846	60,162	3.26%	6,237,773	63,625	4.10%
Other assets	350,826			435,175
Total assets	$7,826,672			$6,672,948
LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	3,949,304	1,093	0.11%	3,212,543	4,366	0.55%
Time deposits	749,328	2,057	1.11%	680,248	2,833	1.68%
Total interest-bearing deposits	4,698,632	3,150	0.27%	3,892,791	7,199	0.74%
Federal funds purchased & securities sold under agreements to repurchase	59,584	16	0.11%	63,528	36	0.23%
Other borrowings	265,001	1,376	2.11%	498,428	2,706	2.18%
Trust preferred debentures	13,234	175	5.35%	17,050	289	6.82%
Total interest-bearing liabilities	5,036,451	4,717	0.38%	4,471,797	10,230	0.92%
Noninterest bearing deposits	1,949,643			1,409,661
Accrued expenses and other liabilities	119,860			112,673
Total liabilities	7,105,954			5,994,131
Tompkins Financial Corporation Shareholders’ equity	719,290			677,394
Noncontrolling interest	1,428			1,423
Total equity	720,718			678,817

Total liabilities and equity	$7,826,672			$6,672,948
Interest rate spread			2.88%			3.18%
Net interest income/margin on earning assets		55,445	3.01%		53,395	3.44%

Tax Equivalent Adjustment		(408)			(426)
Net interest income per consolidated financial statements		$55,037			$52,969

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)

	Quarter-Ended					Year-Ended
Period End Balance Sheet	Mar-21	Dec-20	Sep-20	Jun-20	Mar-20	Dec-20
Securities	$1,935,731	$1,628,122	$1,667,698	$1,336,087	$1,353,567	$1,628,122
Total Loans	5,292,793	5,260,327	5,398,297	5,424,285	4,937,822	5,260,327
Allowance for credit losses	49,339	51,669	52,293	52,082	52,404	51,669
Total assets	8,095,342	7,622,171	7,794,502	7,582,056	6,743,114	7,622,171
Total deposits	6,946,541	6,437,752	6,601,238	6,377,521	5,409,363	6,437,752
Federal funds purchased and securities sold under agreements to repurchase	47,496	65,845	63,573	50,889	68,993	65,845
Other borrowings	265,000	265,000	285,000	325,000	457,983	265,000
Trust preferred debentures	13,260	13,220	17,163	17,120	17,078	13,220
Total common equity	708,493	716,277	712,104	696,553	681,153	716,277
Total equity	709,936	717,689	713,611	698,029	682,597	717,689

Average Balance Sheet

Average earning assets	$7,475,846	$7,408,335	$7,204,049	$6,616,079	$6,237,773	$6,868,958
Average assets	7,826,672	7,758,159	7,582,009	7,413,945	6,672,948	7,358,478
Average interest-bearing liabilities	5,036,451	5,010,037	4,861,890	4,825,753	4,471,797	4,793,154
Average equity	720,718	719,114	709,484	690,475	678,817	699,554

Share data

Weighted average shares outstanding (basic)	14,676,410	14,715.124	14,697.532	14,681.956	14,718.948	14,703,390
Weighted average shares outstanding (diluted)	14,757.558	14,751.303	14,727.741	14,714.848	14,774.269	14,742,040
Period-end shares outstanding	14,906.785	14,928.479	14,926.252	14,914.458	14,907.947	14,928,479
Common equity book value per share	$47.53	$47.98	$47.71	$46.70	$45.69	$47.98

Income Statement

Net interest income	$55,037	$57,751	$58,253	$56,366	$52,969	$225,339
(Credit) provision for credit loss expense	(2,510)	6	199	(348)	16,294	16,151
Noninterest income	19,983	18,836	18,887	17,177	18,960	73,860
Noninterest expense	45,191	46,405	46,349	46,888	45,740	185,382
Income tax expense	6,680	6,145	6,330	5,540	1,909	19,924
Net income attributable to Tompkins Financial Corporation	25,626	23,978	24,230	21,431	7,949	77,588
Noncontrolling interests	33	53	32	32	37	154
Basic earnings per share (4)	1.73	1.61	1.63	1.44	0.53	5.22
Diluted earnings per share (4)	1.72	1.61	1.63	1.44	0.53	5.20

Nonperforming Assets

Nonaccrual loans and leases	$41,656	$38,976	$26,944	$23,183	$23,556	$38,976
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Troubled debt restructuring not included above	6,069	6,803	6,864	6,988	7,137	6,803
Total nonperforming loans and leases	47,725	45,779	33,808	30,171	30,693	45,779
OREO	88	88	196	274	466	88
Total nonperforming assets	$47,813	$45,867	$34,004	$30,445	$31,159	$45,867

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Total loan and lease portfolio	Mar-21	Dec-20	Sep-20	Jun-20	Mar-20	Dec-20
Loans and leases 30-89 days past due and accruing	$1,790	$3,012	$6,875	$8,352	$9,328	$3,012
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Total loans and leases past due and accruing	1,790	3,012	6,875	8,352	9,328	3,012

Allowance for Credit Losses

Balance at beginning of period	$51,669	$52,293	$52,082	$52,404	$39,892	$39,892
Impact of adopting ASC 326	0	0	0	0	(2,534)	(2,534)
(Credit) provision for credit losses	(2,510)	6	199	(348)	16,294	16,151
Net loan and lease (recoveries) charge-offs	(180)	630	(12)	(26)	1,248	1,840
Allowance for credit losses at end of period	$49,339	$51,669	$52,293	$52,082	$52,404	$51,669

Loan Classification - Total Portfolio

Special Mention	$116,689	$121,253	$122,652	$44,741	$37,121	$121,253
Substandard	68,487	68,645	45,384	48,046	52,894	68,645

Ratio Analysis

Credit Quality

Nonperforming loans and leases/total loans and leases (5)	0.90%	0.87%	0.63%	0.56%	0.62%	0.87%
Nonperforming assets/total assets	0.59%	0.60%	0.44%	0.40%	0.46%	0.60%
Allowance for credit losses/total loans and leases	0.93%	0.98%	0.97%	0.96%	1.06%	0.98%
Allowance/nonperforming loans and leases	103.38%	112.87%	154.68%	172.62%	170.74%	112.87%
Net loan and lease losses annualized/total average loans and leases	(0.01)%	0.05%	0.00%	0.00%	0.10%	0.04%

Capital Adequacy

Tier 1 Capital (to average assets)	8.89%	8.75%	8.85%	8.79%	9.53%	8.75%
Total Capital (to risk-weighted assets)	14.62%	14.39%	14.26%	13.95%	13.62%	14.39%

Profitability (period-end)

Return on average assets *	1.33%	1.23%	1.27%	1.16%	0.48%	1.05%
Return on average equity *	14.42%	13.26%	13.59%	12.48%	4.71%	11.09%
Net interest margin (TE) *	3.01%	3.12%	3.26%	3.45%	3.44%	3.31%

* Quarterly ratios have been annualized

(1) Average balances and yields on available-for-sale securities are based on historical amortized cost.

(2) Interest income includes the tax effects of taxable-equivalent adjustments using an effective income tax rate of 21% in 2021 and 2020 to increase tax exempt interest income to taxable-equivalent basis.

(3) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company's consolidated financial statements included in Part I of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2020.

(4) Earnings per share for the full fiscal year may not equal the sum of the quarterly earnings per share as a result of rounding of average shares.

(5) Certain acquired loans and leases that are past due are not on nonaccrual and are not included in nonperforming loans and leases. The risk of credit loss on these loans has been considered by virtue of the Company's estimate of acquisition-date fair value and these loans are considered accruing as the Company primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.